Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan of Notify Technology Corporation, of our report dated October 31, 2002, with respect to the financial statements of Notify Technology Corporation included in the Annual Report (Form 10-KSB) for the year ended September 30, 2002.

/s/    Ernst & Young, LLP

San Jose, California

September 16, 2002